Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169151

JOINT BOOKRUNNERS:  JPM (B&D), RBC         100% Pot
CO-MANAGERS      :  Mischler, MUFJ, Scotia

SERIES 2012-4
CLS  SIZE(mm) WAL  M/F      L.FINAL   Px   %       $      COUPON
A   $350.000 2.99  Aaa/AAA  06/15/18  1mL+30       100.000
B   $ 50.492 2.99  A2/A+    06/15/18  N/A
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SERIES 2012-5
A   $600.000 2.99  Aaa/AAA  06/15/18  IS+29  0.961 99.97328  0.950
B   $ 75.710 2.99  A2/A+    06/15/18  IS+85  1.521 99.98191  1.510

Expected Settlement: 06/20/12                        - Expected Pricing:    Pxd
First Payment Date:  07/16/12                        - ERISA Eligible:      Yes
Min Denoms:          Class A:$100k x $1k, Class B:$100k x $1
SEC Registered:      Yes                - CUSIPS: 12-4 A: 36159JDB4,12-5-A:36159J DE8,12-5
B:36159J DF5 B&D:    JPM

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.